EXHIBIT 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JAZZ PHARMACEUTICALS, INC.

Jazz Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that:

1.	The original Certificate of Incorporation was filed with the Secretary of State of Delaware on January 20, 2004.

2.	An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 17, 2004.

3.	The Second Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

4.	The Second Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, Jazz Pharmaceuticals, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by the Secretary on this day, June 22, 2005.

Jazz Pharmaceuticals, Inc.

By:	/s/ Carol A. Gamble
Carol A. Gamble, Secretary

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JAZZ PHARMACEUTICALS, INC.

ARTICLE 1. NAME

The name of the Corporation is Jazz Pharmaceuticals, Inc.

ARTICLE 2. ADDRESS

The address of the registered office of the Corporation in the State of Delaware is 615 S. Dupont Highway, Dover, DE, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE 3. PURPOSE

The purpose of the Corporation is to engage in any lawful acts or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

ARTICLE 4. AUTHORIZED CAPITAL

The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock” respectively. The total number of shares of Common Stock which the Corporation is authorized to issue is 252,716,057, with a par value of $.0001 per share, and the total number of shares of Preferred Stock which the Corporation is authorized to issue is 308,236,575, with a par value of $.0001 per share. 15,000,000 of the shares of Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred”), 189,205,047 of the shares of Preferred Stock are designated “Series B Preferred Stock” (the “Series B Preferred”), 95,335,876 of the shares of Preferred Stock are designated as “Series B Prime Preferred Stock” (the “Series B/P Preferred”) and 8,695,652 of the shares of Preferred Stock are designated as “Series BB Preferred Stock” (the “Series BB Preferred”).

Notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the number of authorized shares of Common Stock may be increased or decreased upon the vote or written consent of a majority in voting power of the outstanding shares of the Common Stock and Preferred Stock of the Corporation, voting together as a single class on an as-if converted to Common Stock basis.

The Series A Preferred, the Series B Preferred, the Series B/P Preferred and the Series BB Preferred shall together be referred to hereinafter as the “Preferred Stock.”

ARTICLE 5. RIGHTS, PREFERENCES, PRIVILEGES

AND RESTRICTIONS OF CAPITAL STOCK

The relative rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as follows:

1. Dividend Preference.

(a) The holders of Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to (i) $0.08 (appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits and the like with respect to such shares) for each outstanding share of Series A Preferred held by them, (ii) $0.1091 (appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits and the like with respect to such shares) for each outstanding share of Series B Preferred and each outstanding share of Series B/P Preferred held by them and (iii) $0.1472 for each outstanding share of Series BB Preferred held by them, payable when and if declared by the Corporation’s Board of Directors, in preference and priority to the payment of dividends or distributions on any shares of Common Stock (other than those payable solely in Common Stock or involving the repurchase of shares of Common Stock from terminated directors, officers, employees, consultants or advisors of the Corporation or its subsidiaries pursuant to contractual arrangements or a stock or option plan of the Corporation approved by the Corporation’s Board of Directors). No dividends shall be declared and paid on the Series A Preferred, the Series B Preferred, the Series B/P Preferred or the Series BB Preferred unless dividends are declared and paid at the same time on all such series of Preferred Stock. In the event dividends are paid to the holders of Series A Preferred, Series B Preferred, Series B/P Preferred and/or Series BB Preferred that are less than the full amounts to which such holders are entitled pursuant to this Section 1(a), such holders shall share ratably in the total amount of dividends paid according to the respective amounts due each such holder if such dividends were paid in full. The dividends payable to the holders of the Preferred Stock shall not be cumulative, and no right shall accrue to the holders of the Preferred Stock by reason of the fact that dividends on the Preferred Stock are not declared or paid in any previous fiscal year of the Corporation, whether or not the net profits or surplus of the Corporation were sufficient to pay such dividends in whole or in part.

(b) After payment of dividends to the holders of Series A Preferred, the Series B Preferred, the Series B/P Preferred and the Series BB Preferred as set forth above, dividends may be declared and paid to all holders of Common Stock; provided, however, that no dividend may be declared and distributed among holders of Common Stock at a per share rate greater than the per share rate at which dividends are paid to the holders of Preferred Stock based on the number of shares of Common Stock into which such shares of Preferred Stock are convertible on the date such dividend is declared.

(c) In the event that the Corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred Stock (as provided in Section 4 of this Article 5), the Corporation shall, at the option of the Corporation, pay in cash to the holders of Preferred Stock subject to conversion an amount equal to the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 4 of this Article 5.

2. Liquidation Preference.

(a) In the event of (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or not, or (ii) a Change of Control (each a “Liquidation Event”), distributions to the Corporation’s stockholders shall be made in the following manner:

(i) Each holder of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, by reason of their ownership of such stock, the amount of (a) $1.84 (appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits and the like with respect to such shares) (the “Original Series BB Issue Price”) for each share of Series BB Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such share of Series BB Preferred (collectively, the “Series BB Preference”), (b) $1.3636 (appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits and the like with respect to such shares) (the “Original Series B Issue Price”) for each share of Series B Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such share of Series B Preferred (collectively, the “Series B Preference”), (c) $1.3636 (appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits and the like with respect to such shares) (the “Original Series B/P Issue Price”) for each share of Series B/P Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such share of Series B/P Preferred (collectively, the “Series B/P Preference”), and (d) $1.00 (appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits and the like with respect to such shares) (the “Original Series A Issue Price”) for each share of Series A Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such share of Series A Preferred (collectively, the “Series A Preference”). If, upon the occurrence of a

Liquidation Event, the assets and funds available to be distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts set forth in this Section 2(a)(i), then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably based on the total preferential amount due each such holder under this Section 2(a)(i).

(ii) After payment has been made to the holders of Preferred Stock of the full amounts to which they are entitled pursuant to Section 2(a)(i) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock.

(iii) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of a series of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of such series of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(iv) “Change of Control” means (i) a sale of all or substantially all of the assets of the Corporation to a Person that is neither an Initial B/P Holder nor an Affiliate of an Initial B/P Holder, or to a Group that does not include an Initial B/P Holder or an Affiliate of an Initial B/P Holder, or a sale of all or substantially all of the assets of the Corporation to a Person in which the stockholders of the Corporation immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; (ii) a transaction or series of related transactions by the Corporation (other than transaction(s) determined by the Board of Directors to be primarily for cash financing purposes) or by any stockholder or stockholders of the Corporation resulting in more than 50% of the voting power of the Corporation being held by a Person that is neither an Initial B/P Holder nor an Affiliate of an Initial B/P Holder, or by a Group that does not include an Initial B/P Holder or an Affiliate of an Initial B/P Holder; (iii) a merger or consolidation of the Corporation with or into a Person that is neither an Initial B/P Holder nor an Affiliate of an Initial B/P Holder, or with or into a Group that does not include an Initial B/P Holder or an Affiliate of an Initial B/P Holder, if and only if, after such merger or consolidation, directors of the Corporation immediately prior to such merger or consolidation do not constitute a majority of the directors of the surviving entity or its parent.

(v) “Initial B/P Holder” means a Person who holds any shares of Series B/P Preferred as of the date the first share of Series B/P Preferred is issued. “Group” means two or more Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of or voting securities of the Corporation. “Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that no Series BB Holder shall be considered an Affiliate of any other Person except to the extent, and only to the extent, that such Series BB Holder holds Series A Preferred, Series B Preferred or Series B/P Preferred (or shares of Common Stock issued upon conversion thereof). “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, and “control” has the meaning given such term under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”). “Series BB Holder” means a holder of Series BB Preferred or warrants to purchase Series BB Preferred. “Affiliated Fund” means an investment fund that is an Affiliate of a Person.

(b) Notwithstanding anything herein to the contrary, the Corporation may repurchase shares of Common Stock issued to or held by former directors, officers, employees, consultants or advisors of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the Corporation and such persons, which agreements were authorized by the Board of Directors of the Corporation or the administrator of any of the Corporation’s equity incentive plans.

(c) The value of securities and property paid or distributed pursuant to this Section 2 shall be computed at fair market value at the time of payment to the Corporation or at the time made available to stockholders, all as determined in good faith by the Board of Directors, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the closing bid and asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(d) Nothing hereinabove set forth shall affect in any way the right of each holder of Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section 4 of this Article 5.

(e) The Corporation shall not enter into any agreement in contravention of the distribution provisions set forth in this Section 2.

3. Voting Rights.

Except as otherwise required by law or elsewhere in this Certificate of Incorporation, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or the effective date of any written consent of stockholders, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number (with one-half being rounded upward). Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws.

4. Conversion Rights.

The holders of Preferred Stock shall have conversion rights as follows:

(a) Right to Convert to Common Stock. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such Preferred Stock as follows:

(i) Each share of Series A Preferred shall be convertible into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the then effective Conversion Price for such Series A Preferred, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the “Series A Conversion Price”) shall initially be the Original Series A Issue Price. The initial Series A Conversion Price shall be subject to adjustment as provided in accordance with Section 4(d) below.

(ii) Each share of Series B Preferred shall be convertible into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the then effective Conversion Price for such Series B Preferred, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred (the “Series B Conversion Price”) shall initially be the Original Series B Issue Price. The initial Series B Conversion Price shall be subject to adjustment as provided in accordance with Section 4(d) below.

(iii) Each share of Series B/P Preferred shall be convertible into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series B/P Issue Price by the then effective Conversion Price for such Series B Preferred, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B/P Preferred (the “Series B/P Conversion Price”) shall initially be the Original Series B/P Issue Price. The initial Series B/P Conversion Price shall be subject to adjustment as provided in accordance with Section 4(d) below.

(iv) Each share of Series BB Preferred shall be convertible into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series BB Issue Price by the then effective Conversion Price for such Series BB Preferred, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series BB Preferred (the “Series BB Conversion Price”) shall initially be the Original Series BB Issue Price. The initial Series BB Conversion Price shall be subject to adjustment as provided in accordance with Section 4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the applicable Original Issue Price by the then effective applicable Conversion Price upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) covering the offer and sale of Common Stock for the account of the Corporation to the public with aggregate proceeds to the Corporation of at least $60,000,000 (before deduction of underwriters commissions and expenses) and a per share price not less than $4.09 per share (appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits or other similar transaction) and (ii) the affirmative vote or written consent of at least 55% in voting power of the then outstanding shares of Preferred Stock, voting as a single class on an as-if converted to Common Stock basis (each such event is an “Automatic Conversion”). In the event of an Automatic Conversion of the Preferred Stock upon a public offering as aforesaid, the person(s)

entitled to receive the Common Stock issuable upon such conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior and subject to the closing of such public sale of securities.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of such share, as determined in good faith by the Board of Directors. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an Automatic Conversion pursuant to Section 4(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent, as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable in lieu of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of Automatic Conversion, on the date of closing of the offering or the date of the affirmative vote or written consent of the Preferred Stock, as applicable, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Price.

(i) Adjustments for Dividends, Stock Splits, Subdivisions, Combinations or Consolidations with respect to Common Stock. In the event the outstanding shares of Common Stock shall be increased by stock dividend payable in Common Stock, stock split, subdivision or other similar transaction occurring after the filing of this Second Amended and Restated Certificate of Incorporation into a greater number of shares of Common Stock, the Conversion Prices then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. In the event the outstanding shares of Common Stock shall be decreased by a reverse stock split, combination, consolidation or other similar transaction occurring after the filing of this Second Amended and Restated Certificate of Incorporation into a lesser number of shares of Common Stock, the Conversion Prices then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.

(ii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time shall declare a distribution payable in securities of the Corporation not referred to in Section 4(d)(i) or securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(d)(ii), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, exchange, substitution or otherwise (other than a subdivision or combination of shares provided for above or a Liquidation Event), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization, reclassification, exchange, substitution or other transaction, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Preferred Stock immediately before that change.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to Section 4(d) above, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price for such series of Preferred Stock at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(f) Special Adjustment to Conversion Price and Mandatory Conversion to Common Stock; Optional and Mandatory Conversion of Series B/P Preferred into Series B Preferred.

(i) Notwithstanding anything to the contrary set forth in Section 4(c), if at any time after the date on which the first share of Series B Preferred is issued (the “Series B Original Issue Date”),

(1) the Corporation provides notice to a holder of Series B Preferred and/or Series B/P Preferred that the Corporation is selling additional shares of Series B Preferred and/or Series B/P Preferred in accordance with the terms and conditions of that certain Preferred Stock Purchase Agreement, dated January 27, 2004, between the Corporation and the investors named therein (as the same may be amended from time to time in accordance with the terms thereof, the “Purchase Agreement”), a copy of which agreement is and shall be on file with the Corporation;

(2) such holder is obligated to purchase additional shares of Series B Preferred and/or Series B/P Preferred pursuant to the terms and conditions of the Purchase Agreement; and

(3) such holder fails to purchase all such shares;

then, without the need for any further action, the Conversion Price then in effect for all of such holder’s shares of Series B Preferred and Series B/P Preferred shall be increased by 100%, and, immediately after such increase, all of such holder’s shares of Series B Preferred and Series B/P Preferred shall automatically be converted into shares of Common Stock effective as of the date of closing of such sale of additional shares of Series B Preferred and/or Series B/P Preferred under the Purchase Agreement, whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

(ii) Each share of Series B/P Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such Series B/P Preferred into one share of Series B Preferred. At such time that a holder of Series B/P Preferred, together with any Affiliate Fund(s) of such holder, holds a number of shares of Series B/P Preferred that is less than 8-2/3% of the number of Total B and B/P Shares, all shares of Series B/P Preferred held by such holder or any Affiliated Fund of such holder shall automatically be converted into shares of Series B Preferred at a one for one ratio. For purposes of this Certificate of Incorporation, “Total B and B/P Shares” means (a) all shares of Series B/P Preferred that have been issued by the Corporation at any time, including for these purposes any shares of Series B/P Preferred that have been issued and later converted into shares of Series B Preferred and any shares of Series B/P Preferred that have been issued and later converted into shares of Common Stock and (b) all shares of Series B Preferred that have been issued by the Corporation at any time, including for these purposes shares of Series B Preferred that have been issued and later converted into shares of Common Stock, but not including any shares of Series B Preferred that have been issued upon conversion of Series B/P Preferred.

(iii) The holder of any shares of Series B/P Preferred converted pursuant to Section 4(f)(i) or 4(f)(ii) above shall surrender the certificate or certificates for the shares to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B/P Preferred. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at an address designated by such holder, a certificate or certificates for the number of shares of Common Stock (determined pursuant to Section 4(f)(i) above) or Series B Preferred (determined pursuant to Section 4(f)(ii) above), as applicable; provided, however, that in the event of an automatic conversion pursuant to Section 4(f)(i) or 4(f)(ii) above, the outstanding shares of Series B/P Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock or Series B Preferred, as applicable, issuable upon conversion unless the certificates evidencing such shares of Series B/P Preferred are either delivered to the Corporation or its transfer agent, as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder, a certificate or certificates for the number of shares of Common Stock or Series B Preferred, as applicable, to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B/P Preferred to be converted, or, in the case of an automatic conversion pursuant to Section 4(f)(i) above, as of the close of business on the date of the closing of additional shares of Series B Preferred and/or Series B/P Preferred under the Purchase Agreement, or, in the case of an automatic conversion pursuant to Section 4(f)(ii) above, as of the close of business on the date that the holder of Series B/P Preferred, together with any Affiliate Fund(s), holds a number of shares of Series B/P Preferred that is less than 8-2/3% of the number of Total B and B/P Shares, and the person or persons entitled to receive the shares of Series B Preferred issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series B Preferred as of the close of business on such date.

(g) Notices of Record Date. In the event that the Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv) to merge or consolidate with or into any other Person, or sell, lease, or convey all or substantially all its assets, property or business, or to liquidate, dissolve, or wind up or otherwise consummate a Liquidation Event; then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

(1) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or via overnight courier, or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of the Corporation.

(h) Issue Taxes. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock or Series B Preferred on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation. In addition, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B Preferred, solely for the purpose of effecting the conversion of the shares of the Series B/P Preferred, such number of its shares of Series B Preferred as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B/P Preferred.

(j) Status of Converted Preferred Stock. In the event that any shares of any series of Preferred Stock shall be converted pursuant to this Section 4, the shares so converted, upon such conversion, shall not be available for reissuance.

5. Redemption Rights.

The Series A Preferred, the Series B Preferred, the Series B/P Preferred and the Series BB Preferred are not redeemable.

6. Covenants.

In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least 55% in voting power of the then outstanding shares of Preferred Stock, voting as a single class on an as-if converted to Common Stock basis, take any action (whether by merger, consolidation or otherwise) that:

(a) alters or changes the preferences, rights, privileges or powers of any series of Preferred Stock; provided, however, that any alteration or change that affects the preferences, rights, privileges or powers of any series of Preferred Stock, but that does not so affect the preferences, rights, privileges or powers of all other series of Preferred Stock, shall also require the affirmative vote or written consent of the holders of a majority in voting power of the then outstanding shares of such affected series of Preferred Stock, voting as a separate class (for example, Article 6 hereof may not be altered or changed without the affirmative vote or written consent of the holders of a majority in voting power of shares of Series B/P Preferred, voting as a separate class); provided further, however, that if the affirmative vote or written consent of the holders of a majority in voting power of the Series B Preferred shall be required pursuant to the prior “provided, however” clause, and if at that time all of the issued shares of Series B/P Preferred shall have been converted into shares of Series B Preferred, the requirement shall be increased to 55% of the voting power of the Series B Preferred;

(b) increases the authorized number of shares of Preferred Stock;

(c) authorizes, or otherwise obligates the Corporation to issue, any new class or series of stock or other securities exercisable or exchangeable for any class or series of stock (other than Common Stock or options to purchase Common Stock issued to directors, officers, employees, consultants or advisors of the Corporation pursuant to a stock option plan or other agreement or arrangement approved by the Corporation’s Board of Directors);

(d) causes any merger, consolidation or any other transaction or series of related transactions constituting a Liquidation Event;

(e) amends, waives or repeals any provision of, or adds any provision to, its Certificate of Incorporation or Bylaws;

(f) makes any change in the authorized number of members of the Board of Directors; or

(g) declares or pays dividends on or makes any distributions with respect to Common Stock or Preferred Stock or results in any repurchase thereof (other than repurchases of restricted stock from terminated directors, officers, employees, consultants or advisors of the Corporation or its subsidiaries pursuant to contractual arrangements or a stock or option plan of the Corporation approved by the Corporation’s Board of Director).

7. Residual Rights.

All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein are vested in the Common Stock.

ARTICLE 6. BOARD OF DIRECTORS

In furtherance and not in limitation of the powers conferred by Delaware law:

1. Bylaws. Except as otherwise provided herein or in the Bylaws of the Corporation, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

2. Election of Directors; Term. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

3. Classes of Directors. So long as the holders of Series B/P Preferred have the right to elect Series B/P Directors (as defined below) in accordance with Sections 4 and 6 below, the Corporation shall have two classes of directors on the Corporation’s Board of Directors designated as “Series B/P Directors” and “Standard Directors”. Series B/P Directors shall be those directors elected in accordance with Section 4 below. Standard Directors shall be those directors who are not Series B/P Directors. The authorized total number of directors shall be fixed in accordance with the Corporation’s Bylaws, provided that the authorized total number of Series B/P Directors shall be determined as set forth in Section 6 below.

4. Right to Elect. The holders of Series B/P Preferred, voting as a separate class, shall be entitled to elect the Series B/P Directors, and the holders of Preferred Stock and the holders of Common Stock, voting together as a single class on an as-if converted to Common Stock basis, shall be entitled to elect the Standard Directors. In the case of any vacancy in the office of a director elected by a specified group of stockholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority in voting power of the shares of such specified group given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, without cause, by, and only by, the affirmative vote of the holders of a majority in voting power of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created, may be filled by the vote of the holders of the shares of such specified group represented at such meeting or in such consent.

5. Board Action. The Series B/P Directors shall have an aggregate number of votes determined in the manner set forth in Section 6 below with respect to all matters to be acted upon by the Board of Directors of the Corporation. The number of such votes held by each Series B/P Director shall be determined as provided in Section 6 below. Each Standard Director shall have one vote each with respect to all matters to be acted upon by the Board of Directors of the Corporation. The act of a majority of the votes present at any meeting at which there is a quorum shall be the act of the Board of Directors; provided, however, that such majority may not consist entirely of votes from directors who are Affiliates of or have been designated, nominated or elected by a single stockholder and/or such stockholder’s Affiliates. A quorum shall consist of a majority of the number of votes of the Board of Directors.

6. Number of Votes of Series B/P Directors; Number of Series B/P Directors.

(a) The Series B/P Directors, without regard to the number of Series B/P Directors, shall have the aggregate number of votes determined as follows:

(i) If the number of outstanding shares of Series B/P Preferred equals or exceeds Z times the number of Total B and B/P Shares, then the Series B/P Directors shall have in the aggregate the number of votes equal to (X-1), where X equals the total number of authorized Standard Directors of the Corporation.

(ii) If the number of outstanding shares of Series B/P Preferred is less than Z times the number of Total B and B/P Shares, then the Series B/P Directors shall have in the aggregate the number of votes equal to [(X-1) multiplied by (Y/Z)], rounded to the nearest whole number (rounded up where the fraction is .50); where:

(1) X equals the total number of authorized Standard Directors of the Corporation,

(2) Y is a fraction the numerator of which is the number of outstanding shares of Series B/P Preferred and the denominator of which is the number of Total B and B/P Shares,

(3) and Z equals the Total Capital Commitment of the Initial B/P Holder divided by the aggregate Total Capital Commitments of all Investors, where Total Capital Commitment and Investors have the meanings given in the Purchase Agreement.

For example, if X were 7, Y were 0.40 and Z were 0.52, the aggregate number of votes held by the Series B/P Directors would be 5; if X were 9, and Y were 0.40 and Z were 0.52, the aggregate number of votes held by the Series B/P Directors would be 6.

(iii) Each Series B/P Director shall have the number of votes (including fractional votes) determined by dividing the aggregate number of Series B/P Directors votes by the aggregate number of Series B/P Directors; provided, however, that the aggregate number of votes of the Series B/P Directors shall always be a whole number as provided in Section 6(a)(ii) above of this Article 6; provided, further, that the aggregate number of votes of the Series B/P Directors shall never be more than the aggregate number of votes calculated as if all of the shares of Series B/P Preferred were held by a single holder.

(b) If the aggregate number of votes calculated pursuant to Section 6(a) above of this Article 6 is greater than or equal to three, the authorized number of Series B/P Directors shall be three. If the aggregate number of votes calculated pursuant to Section 6(a) above of this Article 6 is equal to two, the authorized number of Series B/P Directors shall be two. If the aggregate number of votes calculated pursuant to Section 6(a) above of this Article 6 is equal to one, the authorized number of Series B/P Directors shall be one. If the aggregate number of votes calculated pursuant to Section 6(a) above of this Article 6 is less than one, the authorized number of Series B/P Directors shall be zero. If the authorized number of Series B/P Directors is reduced at any time, the Corporation shall hold an election of directors to elect the appropriate number of Series B/P Directors.

ARTICLE 7. LIMITATION OF DIRECTORS’ LIABILITY;

INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Any amendment, repeal or modification of this Article 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE 8. RESERVATION OF RIGHTS

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

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